                                                                     EXHIBIT 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                                                          SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                                     -----------------------------------------------   -----------------
                                       1996      1997      1998      1999      2000      2000    2001(1)
                                     -------   -------   -------   -------   -------   -------   -------
Income before income taxes,
  extraordinary item and
  cumulative effect of change in
  accounting principle               $ 2,377   $ 2,429   $ 2,419   $ 1,902   $   126   $   453   $(3,140)
Interest expense (net of amounts
  capitalized)                           448       405       543       736     1,041       418       681
Interest factor on rentals (1/3)          79        91        70        92       137        61        68
                                     -------   -------   -------   -------   -------   -------   -------
  Subtotal earnings                    2,904     2,925     3,032     2,730     1,304       932    (2,391)

Add: Losses from equity method
  affiliates                              --        --        --        --        41        --     3,097
                                     -------   -------   -------   -------   -------   -------   -------
Total earnings                       $ 2,904   $ 2,925   $ 3,032   $ 2,730   $ 1,345   $   932   $   706
                                     -------   -------   -------   -------   -------   -------   -------

Gross interest expense               $   479   $   425   $   568   $   763   $ 1,145   $   446   $   788
Interest factor on rentals (1/3)          79        91        70        92       137        61        68
                                     -------   -------   -------   -------   -------   -------   -------
Fixed charges                        $   558   $   516   $   638   $   855   $ 1,282   $   507   $   856
                                     -------   -------   -------   -------   -------   -------   -------

Ratio of earnings to fixed charges
  or (coverage deficiency)              5.20      5.67      4.75      3.19      1.05      1.84   $  (150)
                                     =======   =======   =======   =======   =======   =======   =======

Note (1):
For the six months ended June 30, 2001, the ratio of earnings to fixed charges was calculated as a negative ratio. As a result, disclosed above is the calculation of the coverage deficiency. For the purposes of this calculation we have included the impact of the $3.048 billion write-down of the investment in KPNQwest that occurred during the second quarter of 2001, as an add-back of Qwest's share of losses in its equity method affiliates.